Exhibit 99.1

AN2 Therapeutics Reports Third Quarter 2026 Financial Results and Recent Business and Scientific Highlights

Global Phase 2 study of oral epetraborole in polycythemia vera (PV) cleared to proceed in all planned jurisdictions; expect to initiate enrollment by year-end

Enrollment ongoing in Phase 2 investigator-initiated trial of epetraborole for M. abscessus lung disease

Advancing startup activities for Phase 2 study of AN2-502998 in chronic Chagas disease

AN2-504661 selected as oral development candidate for hypophosphatasia (HPP)

Extended third-party funding supports AN2's tuberculosis research activities under its collaboration with GSK

Menlo Park, CA – November 9, 2026 – AN2 Therapeutics, Inc. (Nasdaq: ANTX), a clinical stage biopharmaceutical company focused on the discovery and development of novel small molecule therapeutics derived from its boron chemistry platform, today reported financial results for the third quarter ended September 30, 2026 and recent business and scientific highlights.

“The third quarter was marked by continued execution across our clinical pipeline and meaningful progress in expanding the opportunities enabled by our boron chemistry platform,” said Eric Easom, Co-Founder, Chairman, President and CEO of AN2 Therapeutics. “With FDA IND clearance for epetraborole in polycythemia vera, we now have the necessary regulatory clearances from all planned jurisdictions for our global Phase 2 study and are advancing start up activities. We also recently presented the Phase 2 study design at the MPN Congress, while continuing to advance our programs in M. abscessus and Chagas disease. Beyond our clinical stage pipeline, the selection of AN2-504661 for HPP as our second development candidate this year, further demonstrates the productivity of our research organization and the potential of our boron chemistry platform to generate differentiated therapies across multiple disease areas. With multiple clinical and development milestones ahead, we believe we are well positioned to continue building value across a diverse pipeline of differentiated boron-based therapies.”

Third Quarter & Recent Business Updates:

Polycythemia vera (PV)

•
Phase 2 global study of oral epetraborole in PV cleared to proceed in all planned jurisdictions; expect to initiate enrollment by year-end

Startup activities are underway for a global Phase 2 study to evaluate the efficacy and safety of oral epetraborole in adults with phlebotomy-dependent PV. The Company has received regulatory clearance to proceed in all planned jurisdictions, including U.S. FDA clearance of its IND, and regulatory clearances in Australia and India. The Company anticipates commencing enrollment by the end of 2026, beginning with an open-label sentinel cohort receiving a predicted subtherapeutic dose to assess pharmacokinetics and safety in PV patients. Following completion of the sentinel group, the safety monitoring committee will advise on dose selection for Part 1, an open-label, single-arm, dose escalation, 28-week evaluation of epetraborole to maintain hematocrit control and reduce the frequency of phlebotomy in patients with phlebotomy-dependent PV. The Company anticipates releasing Part 1 data periodically throughout 2027.

In August 2026, the Company presented four abstracts highlighting clinical and nonclinical data supporting the development of epetraborole in PV at the Society of Hematologic Oncology (SOHO) 2026 Annual Meeting. In October 2026, the Company presented a poster at the18th International Congress on Myeloproliferative Neoplasms detailing the design of its Phase 2 clinical trial evaluating epetraborole in patients with PV.

M. abscessus complex lung disease

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Enrollment ongoing in Phase 2 investigator-initiated clinical trial of epetraborole in patients with M. abscessus lung disease

Building on the microbiological and safety data from the Company’s prior non-tuberculous mycobacterial (NTM) study in treatment-refractory Mycobacterium avium complex (MAC), the Company believes that epetraborole has the potential to address a critical unmet need in M. abscessus lung disease, one of the most difficult-to-treat NTM infections for which no FDA-approved therapy exists. The Company is supporting an investigator-initiated trial of oral epetraborole in M. abscessus and anticipates that data from this study, if positive, could provide clinical proof-of-concept in M. abscessus lung disease and thereby inform the design of a subsequent pivotal trial. Patient enrollment is ongoing. The 84-patient, multicenter, randomized, double-blind, placebo-controlled, prospective clinical study is being led by Dr. Kevin Winthrop, Professor of Public Health and Infectious Diseases at the Oregon Health and Science University, in conjunction with other investigators across an estimated 10 to 15 sites in the U.S. The Company anticipates reporting topline results in late 2027, subject to enrollment progress.

Chagas disease

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Advancing startup activities for a Phase 2 proof-of-concept study in chronic Chagas disease

The Company is advancing AN2-502998 (formerly known as AN15368), an oral, boron-based small molecule CPSF3 inhibitor for the treatment of chronic Chagas disease, also known as American trypanosomiasis. Chagas disease is caused by the parasite Trypanosoma cruzi (T. cruzi). Over 300,000 people are estimated to be infected in the U.S., 200,000 across Europe and Japan, and 10 million worldwide. Left untreated, chronic T. cruzi infection is lifelong and can be life threatening. The parasite T. cruzi silently damages the heart and digestive system, with approximately 20-30% of people developing serious cardiac damage resulting in heart failure, stroke or sudden death. There are no FDA-approved treatments for adults with Chagas disease.

AN2-502998 is the only compound of which the Company is aware to have demonstrated curative activity in preclinical studies across multiple species, including in nonhuman primates with long-term, naturally acquired chronic infections caused by diverse T. cruzi genetic types. The Company believes that efficacy in naturally infected nonhuman primates is the most clinically relevant predictor of efficacy for human chronic Chagas disease. Startup activities are underway for a Phase 2 proof-of-concept study in adults with chronic T. cruzi infection.

Boron chemistry pipeline

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AN2-504661 selected as an oral development candidate for hypophosphatasia (HPP)

The Company recently selected AN2-504661 as its development candidate for the treatment of HPP. HPP is a rare inherited metabolic bone disease, resulting in impaired mineralization of bone and teeth. AN2-504661 is an oral, boron-based inhibitor of ectonucleotide pyrophosphatase/phosphodiesterase 1 (ENPP1) and was selected following extensive lead optimization and preclinical evaluation demonstrating the potential for a differentiated profile characterized by potent and selective ENPP1 inhibition, favorable pharmacokinetic properties and oral bioavailability, efficacy in animal models, and an encouraging nonclinical safety profile with low potential for hERG-related cardiac effects and other safety liabilities, supporting its potential to be best-in-class. The Company plans to initiate a Phase 1 clinical study for AN2-504661 in the second half of 2027.

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Extension of funding for tuberculosis research collaboration with GSK

In September, the Company announced that the Gates Foundation awarded an extension of funding to support AN2’s research activities under its ongoing tuberculosis research collaboration with GSK. TB remains one of the leading causes of death from an infectious disease worldwide.

Corporate Update

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Appointed Cameron Trenor, M.D., as Chief Medical Officer

In August, the Company appointed Cameron Trenor, M.D., as Chief Medical Officer. Dr. Trenor brings more than two decades of clinical, translational and drug development leadership experience advancing innovative therapies across rare diseases, hematology and oncology.

Selected Third Quarter Financial Results

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Research and Development (R&D) Expenses: R&D expenses for the third quarter of 2026 were $5.7 million, compared to $7.0 million for the same period during 2025 due to decreased preclinical and research studies expenses, other miscellaneous expenses, and clinical trial expenses. These decreases were partially offset by increases in personnel-related expenses and chemistry manufacturing and controls (CMC) expenses.
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General and Administrative (G&A) Expenses: G&A expenses for the third quarter of 2026 were $2.9 million, compared to $3.0 million for the same period in 2025 due to decreased personnel-related expenses, partially offset by increased professional and outside services expenses and other miscellaneous expenses.
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Interest Income: Interest income for the third quarter of 2026 was $0.7 million, consistent with $0.7 million for the same period during 2025.
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Net Loss: Net loss for the third quarter of 2026 was $8.0 million, compared to $9.4 million for the same period during 2025.
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Cash Position: The Company had cash, cash equivalents and investments of $80.2 million as of September 30, 2026. The Company projects that existing cash, cash equivalents, and investments will sustain operations into 2029 under the current operating plan.

About AN2 Therapeutics, Inc.

AN2 Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the discovery and development of novel small-molecule therapeutics derived from its boron chemistry platform. For more information please visit our website at www.an2therapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other similar expressions. Forward-looking statements expressed or implied in this press release include, but are not limited to, statements regarding: the potential of the Company’s boron chemistry platform and advancement of the Company’s development programs; support for the Company’s polycythemia vera program; expectations regarding the Company’s preclinical studies and clinical trials, including initiation, enrollment, conduct, sites, leadership, and investigators, the timing of data and related announcements, and regulatory clearance to proceed with trials; market size; the predictivity of data; cash runway; and other statements that are not historical fact. These statements are based on AN2’s current estimates, expectations, plans, objectives, and intentions, are not guarantees of future performance, and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, but are not limited to, risks and uncertainties related to: AN2’s ability to implement its plans for its internal boron chemistry platform and pipeline programs; timely enrollment of patients in AN2’s clinical trials and investigator-initiated clinical trials; reliance on third-party collaborators, investigators and funding; AN2’s ability to procure sufficient supply of its product candidates for its clinical trials; the potential for results from clinical trials to differ from preclinical, early clinical, preliminary, or expected results; the ability of preclinical models in other species to predict safety and efficacy in humans; significant adverse events, toxicities, or other undesirable side effects associated with AN2’s product candidates; the significant uncertainty associated with AN2’s product candidates ever receiving any regulatory approvals; AN2’s ability to obtain, maintain or protect intellectual property rights related to its current and future product candidates; implementation of AN2’s strategic plans for its business and product candidates; the sufficiency of AN2’s capital resources and need for additional capital to achieve its goals; global macroeconomic conditions and global conflicts and other risks, including those described under the heading “Risk Factors” in AN2’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed with the U.S. Securities and Exchange Commission (SEC). These filings, when made, are available on the investor relations section of AN2’s website at www.an2therapeutics.com and on the SEC’s website at www.sec.gov. Forward-looking statements contained in this press release are made as of this date, and AN2 undertakes no duty to update such information except as required under applicable law.

AN2 THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$5,724	$7,000	$18,486	$17,890
General and administrative	2,946	3,040	9,639	10,903
Total operating expenses	8,670	10,040	28,125	28,793
Loss from operations	(8,670)	(10,040)	(28,125)	(28,793)
Interest income	713	687	1,956	2,329
Other expense	—	—	(1)	—
Net loss	$(7,957)	$(9,353)	$(26,170)	$(26,464)
Net loss per share attributable to common stockholders, basic and diluted	$(0.17)	$(0.31)	$(0.63)	$(0.88)
Weighted-average number of shares used in computing net loss per share, basic and diluted	46,114,047	30,276,230	41,689,051	30,168,221
Other comprehensive loss:
Unrealized loss on investments	(184)	39	(264)	33
Comprehensive loss	$(8,141)	$(9,314)	$(26,434)	$(26,431)

AN2 THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	September 30, 2026 (unaudited)	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$20,207	$19,941
Short-term investments	44,193	38,060
Prepaid expenses and other current assets	1,364	1,936
Long-term investments	15,804	2,013
Other assets, long-term	387	—
Total assets	$81,955	$61,950

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,663	$3,021
Other current liabilities	4,612	5,699
Total current liabilities	6,275	8,720
Other non-current liabilities	170	170
Total liabilities	6,445	8,890
Stockholders’ equity	75,510	53,060
Total liabilities and stockholders’ equity	$81,955	$61,950

Company Contact:

Lucy O. Day

Chief Financial Officer

l.day@an2therapeutics.com

Investor and Media Contact:

Anne Bowdidge

ir@an2therapeutics.com